ATTORNEYS CIVIL LAW NOTARIES TAX ADVISERS
P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, April 5, 2018 trivago N.V. Bennigsen-Platz 1 40474 Düsseldorf Germany
Exhibit 5.1

Ladies and Gentlemen:
We have acted as legal counsel as to Netherlands law to the Company in connection with the Registration Statement and the filing thereof with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.
Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.
This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Registration Statement and pdf copies of the Corporate Documents and we have assumed that any issuance of Registered Shares has been, or shall be, effected for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today's date.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law. No person other than NautaDutilh may be held liable in connection with this opinion letter.
In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Deed of Incorporation is a valid notarial deed;

c.	the Current Articles are the Articles of Association in force and effect;

d.	the authorized share capital (maatschappelijk kapitaal) of the Company allows for the issuance of the Registered Shares not underlying Offer ADSs;

e.
the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

f.
any Registered Securities (except for Registered Shares underlying Offer ADSs) shall be issued, and any pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly passed by the corporate body (orgaan) of the Company duly authorized to do so;

g.
the Class B Shares which are convertible into Registered Shares underlying Offer ADSs (i) are the Class B Shares allotted pursuant to the Merger and (ii) shall have been validly converted into such Registered Shares as described in the Registration Statement and in accordance with the Current Articles;

h.	the shareholders' equity (eigen vermogen) of trivago GmbH, as of the moment immediately preceding the effectiveness of the Merger, determined on the basis of valuation methods generally accepted in the Netherlands, at least equaled the aggregate nominal value of the Class B Shares allotted pursuant to the Merger;

i.
the issue price for any Registered Shares not underlying Offer ADSs shall at least equal the aggregate nominal value thereof, shall have been satisfied in cash and shall have been received and accepted by the Company ultimately upon the issuance of such Registered Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro;

j.
any Registered Shares issued in connection with the conversion, exchange or exercise of other Registered Securities shall be issued pursuant to a valid conversion, exchange or exercise of such Registered Securities in accordance with their respective terms;

k.	no Registered Securities shall be offered to the public (aanbieden aan het publiek) in the Netherlands; and

l.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:
Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.
Registered Shares

2.	The Registered Shares underlying Offer ADSs have been validly issued (toegekend), and are fully paid and non-assessable.

3.	The Registered Shares not underlying Offer ADSs, when issued by the Company and accepted by the acquiror(s) of such Registered Shares, will be validly issued, fully paid and non-assessable.
The opinions expressed above are subject to the following qualifications:

A.
Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.
Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

C.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors' rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.
the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e. duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring), set-off (verrekening), and other defences afforded by Netherlands law to obligors general.

D.
The term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters".
Sincerely yours,
/s/ NautaDutilh N.V.
NautaDutilh N.V.

EXHIBIT A
LIST OF DEFINITIONS

"ADSs"	American Depositary Shares representing Class A Shares registered pursuant to the Registration Statement.
"Anti-Boycott Regulation"
The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

"Articles of Association"	The articles of association of the Company as they may read from time to time.
"Class A Shares"	Class A shares in the capital of the Company, each having a nominal value of EUR 0.06.
"Class B Shares"	Class B shares in the capital of the Company, each having a nominal value of EUR 0.60.
"Commercial Register"	The Netherlands Chamber of Commerce Commercial Register.
"Company"	trivago N.V. a naamloze vennootschap, registered with the Commercial Register under number 67222927.
"Corporate Documents"	The Deed of Incorporation, the Deed of Conversion, the Deed of Merger, the Current Articles, the Extract and the Certificate.
"Current Articles"	The Articles of Association as they read after the execution of the Deed of Conversion, following which, according to the Extract, no amendment to the Articles of Association was effected.
"Debt Securities"	One or more series of debt securities issuable by the the Company and registered pursuant to the Registration Statement.
"Deed of Conversion"	The deed of conversion and amendment to the Articles of Association of the Company (at that time named travel B.V.) dated December 16, 2016.
"Deed of Incorporation"	The deed of incorporation of the Company (at that time named travel B.V.) dated November 7, 2016.
"Deed of Merger"	The deed of merger between the Company and trivago GmbH dated September 6, 2017.
"Exhibit"	An exhibit to this opinion letter.
"Extract"	An extract from the Commercial Register relating to the Company, dated the date of this opinion letter.

"Insolvency Proceedings"
Bankruptcy (faillissement) or suspension of payments (surseance van betaling) under the Netherlands Bankruptcy Code (Faillissementswet), or any foreign insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

"Merger"	The merger effected pursuant to the Deed of Merger.
"NautaDutilh"	NautaDutilh N.V.
"NCC"	The Netherlands Civil Code (Burgerlijk Wetboek).
"Offer ADSs"	110,791,879 ADSs offered by certain shareholders of the Company and registered pursuant to the Registration Statement.
"Registered Securities"	The ADSs, Debt Securities, Purchase Contracts, Registered Shares, Units and Warrants.
"Registered Shares"
The Class A Shares registered pursuant to the Registration Statement, including:
a. 110,791,879 Class A Shares underlying Offer ADSs;
b. Class A Shares issuable (including new Class A Shares underlying ADSs issuable) pursuant to the conversion or exchange of Debt Securities;
c. Class A Shares issuable (including new Class A Shares underlying ADSs issuable) pursuant to the exercise of Warrants;
d. Class A Shares issuable (including new Class A Shares underlying ADSs issuable) pursuant to the Company's obligations under Purchase Contracts; and
e. Class A Shares issuable (including new Class A Shares underlying ADSs issuable) as a constituent part of Units.

"Registration Statement"	The Company's registration statement on Form F-3 under the United States Registered Securities Act of 1933, in the form reviewed by us.
"Relevant Moment"	Each time when any Registered Securities are issued by the Company.

"SEC"	The United States Registered Securities and Exchange Commission.
"the Netherlands"	The European territory of the Kingdom of the Netherlands.
"Units"
One or more series of units issuable by the Company and registered pursuant to the Registration Statement consisting of one or more ADSs, Debt Securities, Warrants, Purchase Contracts or any combination of such securities as specified in the applicable prospectus supplement.

"Warrants"
One or more series of warrants issued by the Company and registered pursuant to the Registration Statement for the purchase of Debt Securities, ADSs or other securities as specified in the applicable prospectus supplement.